Exhibit 10.13

June 4, 2008

Michael F. Donoughe

Re:	Offer of Employment with Tesla Motors

Dear Mike:

Tesla Motors, Inc. is pleased to offer you the position of Executive Vice President, Manufacturing on the terms set forth below.

As Executive Vice President, Manufacturing, you will perform the duties customarily associated with this position, including vehicle production, product engineering, testing, supply chain, and quality assurance. You will report to Ze’ev Drori, President and CEO of Tesla. You will be located at Tesla’s headquarters offices in San Carlos, California. Your duties, responsibilities, job title, and work location may be changed at any time by Tesla.

Your salary will be $325,000 per year, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for sick leave according to Tesla’s standard policy. You will also be eligible to receive all other benefits Tesla may provide to its employees (e.g., health and dental insurance coverage) and your enrollment in health care insurance plans will commence on August 1, 2008. Tesla also agrees that you will be eligible for four weeks paid time off.

Subject to your joining the Company on or before July 8, Tesla’s Board of Directors will grant you a stock option to purchase an aggregate of 500,000 shares of Tesla’s common stock pursuant to Tesla’s Equity Incentive Plan. The exercise price of the stock options will be determined by the Board of Directors; however we expect the option exercise price to be $0.90 per share. Your stock options will vest commencing upon your first day of employment. One fourth of shares vest one year after the vesting commencement date, and 1/48th of the shares vest monthly thereafter over the following three years.

In the event your former employer Chrysler LLC determines that work at Tesla constitutes working at a competitor and thereby elects to terminate ongoing severance payments to you arising from prior employment, Tesla will assume payment of the severance payments previously paid by Chrysler, up to a maximum of $170,000.

By accepting this offer, you represent and warrant that your employment with Tesla will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We want to emphasize that we do not wish you to bring any confidential or proprietary materials of any former employer which would violate any obligations you may have to your former employer. You further represent and warrant that you have read, understand, and accept the terms of your Stock Option Agreement, in particular, the vesting schedule of the shares of Tesla’s Common Stock thereof. You agree not to make any unauthorized disclosure to Tesla or use on behalf of Tesla any confidential information belonging to any of your former employers (except in accordance with agreements between Tesla and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with Tesla, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

As a Tesla employee, you will be expected to abide by all Tesla policies and procedures, and, as a condition of your employment, you will sign and comply with Tesla’s standard confidentiality agreement which prohibits unauthorized use or disclosure of Tesla confidential information or the confidential information of Tesla’s clients.

You will use all reasonable efforts to establish your principal residence in the San Francisco Bay Area within three months after you have accepted this offer, but in no event will you establish such principal residence later than six months from the date of this letter agreement. Tesla will pay or reimburse you for all expenses reasonably incurred by you in connection with the relocation of your residence and your family to the San Francisco Bay Area including for example, the cost of packing and moving household goods, and traveling expenses. Tesla will also pay or reimburse you for reasonable living expenses at a suitable nearby hotel for a three week period following the commencement of your employment.

You may terminate your employment with Tesla at any time and for any reason whatsoever simply by notifying Tesla. Likewise, Tesla may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of Tesla.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of Tesla. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

If you choose to accept our offer under the terms described above, please indicate your acceptance, by signing below and returning it to me prior to June 9, 2008 at which time this offer will expire. The effective date of your employment will be July 8, 2008.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours, Tesla Motors, Inc.

/s/ Craig W. Harding
Craig W. Harding General Counsel and Secretary

Accepted by:	/s/ Michael Donoughe
Michael Donoughe

Date: June 6, 2008

ARBITRATION AGREEMENT

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:

a.	The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b.	The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c.	Both you and Tesla shall be entitled to all rights and remedies that you or Tesla would be entitled to pursue in a court of law; and

d.	Tesla shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.

Nothing in this Agreement is intended to prevent either you or Tesla from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Tesla each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.

December 10, 2008

Michael F. Donoughe

Re: Amendment to Option Grants

Dear Mike:

Pursuant to approval of the Board of Directors of Tesla Motors, Inc. on December 10, 2008, this letter amends the two stock option grants dated July 8, 2008 (and described in the offer of employment to you dated June 4, 2008) as follows:

In the event of a merger, consolidation, sale of assets or other change of control of Tesla and should you either (i) be terminated without cause within one year after such event or (ii) suffer a material change in your responsibilities, you will be entitled to 12 months of additional vesting of such options.

Other than the foregoing, there shall be no accelerated vesting in any event.

Very truly yours,

Testa Motors, Inc.

/s/ Craig W. Harding

Craig W. Harding

General Counsel and Secretary

cc: Lorrine Flores

Accepted by:	/s/ Michael Donoughe
Michael Donoughe

Date: December 12, 2008

TESLA MOTORS, INC. 1050 Bing Street, San Carlos, CA 94070 650.413.4000 TEL 650.413.4099 FAX www.teslamotors.com